                                             FILED PURSUANT TO RULE 424(B)(5)
                                             FILE NO. 33-65293

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 19, 1997

                                  $604,000,000

                                   XTRA, INC.

                           SERIES C MEDIUM-TERM NOTES

                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

            GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
                                AND INTEREST BY

                                XTRA CORPORATION
                                ---------------

    XTRA, Inc. may offer from time to time up to $604,000,000 aggregate principal amount of its Series C Medium-Term Notes due from nine months to 30 years from date of issue, and with such rates of interest (which may be fixed or variable), as agreed to by XTRA, Inc., XTRA Corporation and the purchasers thereof. Such aggregate principal amount is subject to reduction as a result of the sale by XTRA Corporation of common or preferred stock or by XTRA, Inc. of certain other Debt Securities guaranteed by XTRA Corporation. The specific interest rates or interest rate formulas, maturities and redemption, banking fund or amortization provisions, if any, of Notes sold will be set forth in Pricing Supplements to this Prospectus Supplement. The Notes will be issued in denominations of $100,000 and in any greater amount that is an integral multiple of $1,000. See "Series C Medium-Term Notes." XTRA Corporation will unconditionally guarantee the payment of principal, premium, if any, and interest on the Notes. XTRA, Inc. is a wholly-owned subsidiary of XTRA Corporation.
    Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable each January 15 and July 15 and at maturity. Interest on each Floating Rate Note will be payable on the dates set forth herein and in the applicable Pricing Supplement. Each Note will be represented by either a permanent global security registered in the name of The Depository Trust Company, as Depository, or a nominee of the Depository, or a certificate issued in definitive form, as set forth in the applicable Pricing Supplement. Interest in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to participants' interests) and its participants. Except as described below under "Series C Medium-Term Notes--Book Entry Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                               PRICE TO               AGENTS'                     PROCEEDS TO
                                              PUBLIC (1)          COMMISSIONS (2)               XTRA, INC. (3)
                                           ----------------  -------------------------  -------------------------------
Per Note.................................        100%              .125%-1.000%                 99.875%-99.000%
Total....................................    $604,000,000       $755,000-$6,040,000        $603,245,000-$597,960,000

------

(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.

(2) XTRA, Inc. will pay the Agents a commission of .125% to 1.000% of the principal amount of any Note sold through them as agents, depending upon the maturity of the principal amount of any Note and the credit ratings of the Notes. XTRA, Inc. and XTRA Corporation have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deduction of expenses payable by XTRA, Inc. (including reimbursement of certain expenses of the Agents) estimated to be $584,000.
                           --------------------------

    Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of XTRA, Inc. and XTRA Corporation. Notes may be sold to the Agents on their own behalf at negotiated discounts. XTRA, Inc. reserves the right to sell Notes directly on its own behalf. XTRA, Inc. also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. XTRA, Inc. and XTRA Corporation or the Agents may reject any order as a whole or in part. See "Supplemental Plan of Distribution."

GOLDMAN, SACHS & CO.

       SMITH BARNEY INC.

              DONALDSON, LUFKIN & JENRETTE
                SECURITIES CORPORATION

                        MORGAN STANLEY & CO.
                         INCORPORATED

                                ----------------

            The date of this Prospectus Supplement is May 19, 1997.

    CERTAIN PERSONS PARTICIPATING IN THE DISTRIBUTION OF THE NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH AN OFFERING OF THE NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                           SERIES C MEDIUM-TERM NOTES

    The following description of the particular terms of the Series C Medium-Term Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made. The particular terms of Notes sold pursuant to pricing supplements to this Prospectus Supplement (each a "Pricing Supplement") will be described therein.

GENERAL

    The Series C Medium-Term Notes (the "Notes") offered hereby will be issued under an Indenture dated as of August 15, 1994 (the "Original Indenture") among XTRA, Inc., XTRA Corporation (the "Company" or the "Guarantor"), as Guarantor, and The First National Bank of Boston, as Trustee (the "Bank of Boston"), as supplemented by the First Supplemental Indenture dated as of September 30, 1994 among XTRA, Inc., the Company, as Guarantor, XTRA Missouri, Inc. ("XTRA Missouri"), as Guarantor, and the Bank of Boston (the "First Supplemental Indenture") and as further supplemented by the Second Supplemental Indenture dated May 16, 1997 among XTRA, Inc., the Company, as Guarantor, and State Street Bank and Trust Company ("State Street Bank"), as Trustee (the "Second Supplemental Indenture", and together with the Original Indenture and the First Supplemental Indenture, the "Indenture"). On October 2, 1995, State Street Bank and Trust Company succeeded to all or substantially all of the corporate trust business of the Bank of Boston, thereby becoming the successor Trustee pursuant to the terms of the Indenture (hereinafter, the "Trustee"). Effective September 30, 1996, XTRA Missouri, an intermediary holding company of which XTRA, Inc. was a wholly-owned subsidiary and which, in turn, was a wholly-owned subsidiary of the Company, was merged with and into the Company, thereby transferring all of its assets and liabilities to the Company. The Notes issued under the Indenture, together with outstanding Series C Medium-Term Notes previously issued, will constitute part of a single series of Debt Securities under the Indenture, which series is unlimited in aggregate principal amount. As of March 31, 1997 total of $550,500,000 aggregate principal amount of Series C Medium-Term Notes had been issued. The Notes will mature on any business day from nine months to 30 years from the date of issue, as selected by the purchaser and agreed to by XTRA, Inc. and the Company. The Notes are issuable in denominations of $100,000 or any amount in excess thereof that is an integral multiple of $1,000.

    The Notes will be unsecured obligations of XTRA, Inc. XTRA, Inc's sources of payment of the Notes are payments under fleet management agreements with certain of its subsidiaries, leasing revenues from transportation equipment leased directly by it and advances and dividends from its subsidiaries. At March 31, 1997, 20% of XTRA, Inc.'s consolidated assets were accounted for by its subsidiaries. For fiscal 1996, 95% of XTRA, Inc.'s consolidated revenues were accounted for by its subsidiaries. See "The Company" and "Description of Common Stock of XTRA Corporation--Holding Company Status" in the accompanying Prospectus. The payment of principal, premium, if any, and interest on the Notes will be unconditionally guaranteed by the Company under guarantees (the "Guarantees") endorsed on the Notes as provided in the Indenture. (See "Description of Debt Securities of XTRA, Inc.--Guarantees" in the accompanying Prospectus.) The Company's source of funds for payment of its obligations, including its obligations under the Guarantees of the Notes, is advances and dividends from XTRA, Inc. At

March 31, 1997, all of the Company's assets were accounted for by XTRA, Inc. For the fiscal year ended September 30, 1996, all of the Company's revenues were accounted for by XTRA, Inc.

    The Notes will be offered on a continuing basis. Each Note will be represented by either a permanent global security (a "Global Note") registered in the name of The Depository Trust Company, as Depository (the "Depository") (each such Note represented by a Global Note being referred to herein as a "Book-Entry Note"), or a nominee thereof, or a certificate issued in definitive form (a "Certificated Note"). Except as set forth below under "Book-Entry Notes," Book-Entry Notes will not be issuable in definitive form.

    Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company and XTRA, Inc. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate or at a rate determined by reference to the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate or the Federal Funds Rate, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Notes. See "Interest Rate."

    If the Notes are issued with a variable interest rate and do not satisfy certain requirements or if the Notes are otherwise subject to original issue discount Federal income tax rules, the applicable Pricing Supplement will discuss any such material Federal income tax consequences that would apply.

COVENANTS

    The Notes have the benefit of covenants described under the headings "Description of Debt Securities of XTRA, Inc.--Certain Covenants of XTRA, Inc. and the Guarantor--Limitation on Liens of the Company" and "--Limitation on Liens of XTRA, Inc." in the accompanying Prospectus. The covenant described under the heading "Description of Debt Securities of XTRA, Inc.--Certain Covenants of XTRA, Inc. and the Guarantor--Limitation on Liens of XTRA, Inc." in the accompanying Prospectus is not applicable to subsidiaries of XTRA, Inc. and does not limit or restrict the ability of subsidiaries of XTRA, Inc. to pledge their respective properties, including, among other things, lease payments due to such subsidiaries from third parties with respect to equipment covered by the fleet management agreements. See "The Company" in the accompanying Prospectus. Other than the covenants specified above, there are no provisions of the Indenture that afford Holders of the Notes protection in the event of a highly leveraged transaction involving XTRA, Inc. or the Guarantor. Several institutional shareholders currently hold significant amounts of the Company's common stock.

INTEREST RATE

    Each Note will bear interest from its date of issue or from the most recent Interest Payment Date (as defined below) (or, if such Note is a Floating Rate Note (as defined below) and the Interest Reset Dates (as defined below) are weekly, from the day following the most recent Regular Record Date (as defined below)) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement as agreed to by XTRA, Inc. and the Company and the purchasers thereof, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest; Transfer or Exchange."

    Each Note will bear interest at either: (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (each term as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day, and (b) with respect to any LIBOR Note, any such Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Boston, Massachusetts and New York, New York, are authorized or obligated by law or executive order to close. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, State Street Bank will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

    The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note.

FLOATING RATE NOTES

    The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the "Interest Rate Basis") for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Note will be a Prime Rate Note; (c) LIBOR, in which case such Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Note will be a CD Rate Note; (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note; or (g) such other interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date (as defined below), the Interest Determination Date (as defined below) and the Interest Reset Date (as defined below) with respect to such Note.

    The rate of interest on each Floating Rate Note will be reset weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be, in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week (except as otherwise provided in the next succeeding paragraph); in the case of Floating Rate Notes that reset quarterly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

    The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a LIBOR Note (the "LIBOR Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date") and for a Federal Funds Rate Note (the "Federal

Funds Rate Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date.

    All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

    In addition to any Maximum Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which U.S. $2,500,000 or more has been invested.

    Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Commercial Paper Interest Determination Date will be the tenth day after such Commercial Paper Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper of the Index Maturity designated in the applicable Pricing Supplement, as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519))") under the heading "Commercial Paper." If such rate is not published prior to 9:00 a.m., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date (or, in the case of the first Interest Reset Date, the Initial Interest Rate).

    "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                 360 x D
                              -------------
Money Market Yield = 100  x   360--(D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Prime Rate Interest Determination Date will be the tenth day after such Prime Rate Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 p.m., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; PROVIDED, HOWEVER, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date (or, in the case of the first Interest Reset Date, the Initial Interest Rate).

LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and the Maximum Rate, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions:

         (i) On the relevant LIBOR Interest Determination Date, the Calculation Agent will determine the arithmetic mean of the offered rates for deposits of not less than U.S. $1,000,000 for the period of the Index Maturity commencing on the second Market Day immediately following such LIBOR Interest Determination Date that appear on the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) ("Reuters Screen LIBO Page") as of 11:00 a.m., London time, on such LIBOR Interest Determination Date if at least two such offered rates appear on the Reuters Screen LIBO Page. If fewer than two offered rates appear, LIBOR with respect to such Interest Reset Date will be determined as described in (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars for the period of the Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loan in U.S. dollars to leading European banks for the period of the Index Maturity commencing on the Interest Reset Date and in a Representative Amount; PROVIDED, HOWEVER, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be the LIBOR in effect on such LIBOR Interest Determination Date (or, in the case of the first Interest Reset Date, the Initial Interest Rate).

TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and Maximum Rate, if any) and will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" with respect to a Treasury Interest Determination Date will be the tenth day after such Treasury Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 a.m., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. If the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by

3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Interest Determination Date, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Rate Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not so published by 3:00 p.m., New York City time, on the relevant Calculation Date, the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; PROVIDED, HOWEVER, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

CD RATE NOTES

    CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and Maximum Rate, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a CD Interest Determination Date will be the tenth day after such CD Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate on such CD Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "CDs (Secondary Market)." If such rate is not published prior to 9:00 a.m., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit for the period of the Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000 of major United States money market banks; PROVIDED, HOWEVER, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date (or, in the case of the first Interest Reset Date, the Initial Interest Rate).

FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, and subject to the Minimum Rate and Maximum Rate, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Federal Funds Interest Determination Date will be the tenth day after such Federal Funds Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

    Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." If such rate is not published prior to 9:00 a.m., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/ Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates as of 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; PROVIDED, HOWEVER, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date (or, in the case of the first Interest Reset Date, the Initial Interest Rate).

PAYMENT OF PRINCIPAL AND INTEREST; TRANSFER OR EXCHANGE

    Interest will be payable to the person in whose name a Note is registered (which in the case of Global Notes representing Book-Entry Notes will be the Depository or a nominee of the Depository) at the close of business on the Regular Record Date next preceding each Interest Payment Date; PROVIDED, HOWEVER, that interest payable at maturity will be payable to the person to whom principal shall be payable (which in the case of Global Notes representing Book-Entry Notes will be the Depository or a nominee of the Depository). The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day, and the "Regular Record Date" with respect to any Fixed Rate Note shall be the January 1 and July 1, respectively, next preceding the January 15 and July 15, respectively, Interest Payment Dates.

    Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset weekly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset monthly, on the third Wednesday of each month or on the third Wednesday of each March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at maturity. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day with respect to such Note, such Interest Payment Date will be the next succeeding Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market Day).

    Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; PROVIDED, HOWEVER, that if the Interest Reset Dates with respect to any Floating Rate Note are weekly, interest payable on such Note on any Interest Payment Date, other than interest payable on the date on which principal on any such Note is payable will include interest accrued to but excluding the day following the next preceding Regular Record Date.

    With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid or duly provided for is calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Any payment on any Note due on any day that is not a Business Day in Boston, Massachusetts or The City of New York, New York need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date.

    Payment of the principal of, premium, if any, and any interest due with respect to any Certificated Note at maturity, will be made in immediately available funds upon surrender of such Certificated Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, provided that the Certificated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Notes other than at maturity, will be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated by such Person.

    The total amount of any principal, premium, if any, and interest due on any Global Note representing one or more Book-Entry Notes on any Interest Payment Date or at maturity, will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depository in accordance with existing arrangements between the Trustee and the Depository. The Depository will allocate such payments to each Book-Entry Note represented by such Global Note and make payments to the owners or holders thereof in accordance with its existing operating procedures. None of the Guarantor, XTRA, Inc. or the Trustee shall have any responsibility or liability for such payments by the Depository. So long as the Depository or its nominee is the registered owner or holder of any Global Note, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture and the Book-Entry Notes. The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Note to exercise certain rights of holders of Securities. For a description of payment of principal of and any premium or interest on Book-Entry Notes, see "Book-Entry Notes" below.

BOOK-ENTRY NOTES

    Upon issuance, all Book-Entry Notes of like tenor having the same original issuance date, interest rate, redemption provisions, if any, and Stated Maturity will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depository, located in the Borough of Manhattan, The City of New York, and registered in the name of a nominee of the Depository.

    Ownership of beneficial interests in a Global Note representing Book-Entry Notes will be limited to institutions that have accounts with the Depository or its nominee ("participants") or persons that may hold interests through participants. In connection with the issuance of any Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Such accounts shall be designated by the Agents (as defined below) with respect to Book-Entry Notes or by XTRA, Inc. if such Notes are offered and sold directly by XTRA, Inc. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to interests of participants) or any such participant (with respect to interests of persons held by such participants on their behalf). Ownership of beneficial interests in such Global Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by such participant. None of XTRA, Inc., the Company, the Trustee or any agent of XTRA, Inc., the Company, or the Trustee will have any responsibility or liability for any aspect of the Depository's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Secondary trading in notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interest in a Global Security will trade in the Depository's same-day funds settlement system, in which case secondary market trading activity in those beneficial interests would be required by the Depository to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in such a Global Note.

    The Company has been advised by the Depository that upon receipt of any payment of principal of, premium, if any, or interest in respect of a Global Note, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of the Depository. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the sole responsibility of such participants.

    No Global Note described above may be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to another nominee of the Depository. A Global Note representing Book-Entry Notes is exchangeable for Certificated Notes of like tenor and of an equal aggregate principal amount only if (i) the Depository notifies XTRA, Inc., that it is unwilling or unable to continue as Depository for such Global Note or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Note, (iii) XTRA, Inc. executes and delivers to the Trustee an order to the effect that the Notes represented by such Global Note shall be transferable and exchangeable, or (iv) there shall exist such circumstances in addition to, or in lieu of, the foregoing as may be described in an applicable Pricing Supplement. Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for Certificated Notes of like tenor and of an equal aggregate principal amount, in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Such Certificated Notes shall be registered in the name or names of such person or persons as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in such Global Note.

    Except as provided above, owners of beneficial interests in such Global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depository or its nominee. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depository, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. XTRA, Inc. understands that under existing industry practices, in the event that XTRA, Inc. requests any action of Holders or an owner of a beneficial interest in such permanent Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depository has advised XTRA, Inc. and the Agents as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities broker and dealers (including the Agents, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    Subject to the terms and conditions of the Distribution Agreement, the Notes are offered on a continuing basis by XTRA, Inc. through Goldman, Sachs & Co., Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. XTRA, Inc. and the Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes in whole or in part. XTRA, Inc. will pay each Agent from 0.125% to 1.000% of the principal amount of Notes, depending upon maturity, for sales made through them as agents.

    XTRA, Inc. also may sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale or the purchasing Agents may receive from XTRA, Inc. a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices or prices related thereto at the time of such resale, as determined by the Agents. XTRA, Inc. may accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms (including commission rates) as the Agents have agreed to. In addition, XTRA, Inc. may appoint additional agents to solicit sales of the Notes; PROVIDED that any such solicitation and sale of the Notes shall be on substantially the same terms and conditions as the Agents have agreed to. XTRA, Inc. reserves the right to sell Notes directly to investors on its own behalf. In the case of sales made directly by XTRA, Inc., no commission will be payable.

    In addition, the Agents may offer the Notes they have purchased as principals to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from XTRA, Inc. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

    The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company and XTRA, Inc. have agreed to indemnify the Agents against certain liabilities, including liabilities under the Act, and will reimburse the Agents for certain expenses.

    In connection with the distribution of the Notes, the Agents may purchase and sell Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Agents involve the sale by the Agents of a greater number of Notes than will be sold in the distribution. The Agents also may impose a penalty bid whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the distribution may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Notes may also be sold to or through dealers who may resell to investors. The Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

    See "Plan of Distribution" in the Prospectus.

    Each of the Agents has from time to time provided investment banking and financial advisory services to the Company for which they have received customary compensation.

    The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Notes.

    Concurrently with the offering of the Notes through the Agents as described herein, XTRA, Inc. may issue other Debt Securities.

                               VALIDITY OF NOTES

    The validity of the Notes and the Guarantees will be passed upon for XTRA, Inc. and the Company by Ropes & Gray, Boston, Massachusetts, and for the Agents by Sullivan & Cromwell, New York, New York. Ropes & Gray and Sullivan & Cromwell will rely as to all matters of Maine law upon the opinion of Pierce Atwood, Portland, Maine. The opinions of Ropes & Gray, Sullivan & Cromwell and Pierce Atwood will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by XTRA, Inc., the Company and the Trustee in connection with the issuance and sale of any particular Note or Guarantee, the specific terms of the Notes and Guarantees and other matters which may affect the validity of the Notes or the Guarantees but which cannot be ascertained on the date of such opinions.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THE PROPECTUS OR THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE PROSPECTUS NOR THIS PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER OR HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR XTRA, INC. SINCE THE DATE THEREOF OR HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE THEREIN OR HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS RESPECTIVE DATE.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Series C Medium-Term Notes................................................   S-2
Supplemental Plan of Distribution.........................................  S-12
Validity of Notes.........................................................  S-13

                                   PROSPECTUS

Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     3
The Company...............................................................     4
Use of Proceeds...........................................................     4
Consolidated Ratios of Earnings to Fixed Charges and Consolidated Ratio of
  Earnings to Combined Fixed Charges and Preferred Stock Dividends........     4
Description of Debt Securities of XTRA, Inc...............................     5
Description of Preferred Stock of XTRA Corporation........................    16
Description of Common Stock of XTRA Corporation...........................    19
Plan of Distribution......................................................    20
Validity of Securities....................................................    21
Experts...................................................................    21

                                  $604,000,000

                                   XTRA, INC.

                                    SERIES C

                               MEDIUM-TERM NOTES

                                GUARANTEED AS TO

                         PAYMENT OF PRINCIPAL, PREMIUM,

                            IF ANY, AND INTEREST BY

                                XTRA CORPORATION

                                ---------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                              GOLDMAN, SACHS & CO.
                               SMITH BARNEY INC.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MORGAN STANLEY & CO.
                                  INCORPORATED

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